EXHIBIT 10.3

FORM OF

AWARD AGREEMENT

Under The

Barrett Business Services, Inc.

2015 Stock Incentive Plan

EMPLOYEE RESTRICTED STOCK UNITS

(Executive Officer)

This Employee Restricted Stock Units Award Agreement (this "Agreement"), effective as of the date indicated below, evidences the grant of Restricted Units ("RSUs") to Participant under Article 9 of the Barrett Business Services, Inc., 2015 Stock Incentive Plan (the "Plan").

Corporation:	BARRETT BUSINESS SERVICES, INC.

Participant:

Grant Date:	, 20

Number of RSUs:

Initial Value of Grant:	$______, based on the closing price of a Share of Common Stock, $______, on _____, 20__.

Restriction Periods:

Each Restriction Period commences on the Grant Date; Restriction Period 1 ends on _____, 20__, Restriction Period 2 on ______, 20__, Restriction Period 3 on _____, 20__, and Restriction Period 4 on ______, 20__. [First four annual anniversaries of Grant Date]

Vesting Schedule:	25% on the last day of each Restriction Period.

Each RSU represents a hypothetical Share of Common Stock.  As a holder of RSUs, Participant will have only the rights of a general unsecured creditor of Corporation until delivery of Shares is made as specified in this Agreement.

The terms and conditions of this Award of RSUs are set forth on the following pages of this Agreement and are, in each instance, subject to the terms and conditions of the Plan.

This Agreement may be acknowledged and accepted by Participant by signing, scanning and returning a copy of this page by email.

BARRETT BUSINESS SERVICES, INC.

By
Participant	Name
Its

AWARD AGREEMENT

Under The

Barrett Business Services, Inc.

2015 Stock Incentive Plan

EMPLOYEE RESTRICTED STOCK UNITS

(Executive Officer)

TERMS AND CONDITIONS

1.Defined Terms

When used in this Agreement, the following terms have the meanings set forth below:

(a)"Acquiring Person" means any person or related person or related persons which constitute a "group" for purposes of Section 13(d) and Rule 13d-5 under the Exchange Act, as such Section and Rule are in effect as of the Grant Date; provided, however, that the term Acquiring Person shall not include (i) Corporation or any of its Subsidiaries, (ii) any employee benefit plan of Corporation or any of its Subsidiaries, (iii) any entity holding voting capital stock of Corporation for or pursuant to the terms of any such employee benefit plan, or (iv) any person or group solely because such person or group has voting power with respect to capital stock of Corporation arising from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to the Exchange Act.

(b)"Change in Control" means:

(i)A change in control of Corporation of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A as in effect on the Grant Date pursuant to the Exchange Act; provided that, without limitation, such a change in control shall be deemed to have occurred at such time as any Acquiring Person hereafter becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 40 percent or more of the combined voting power of Voting Securities; or

(ii)During any period of 12 consecutive calendar months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election, by Corporation stockholders of each new director was approved by a vote of at least a majority of the directors then in office who were directors at the beginning of the period; or

(iii)There shall be consummated (1) any consolidation or merger of Corporation in which Corporation is not the continuing or surviving corporation or pursuant to which Voting Securities of the Corporation would be converted into cash, securities, or other property, other than a merger of Corporation in which the holders of its Voting Securities immediately prior to the merger have the same proportionate ownership of Voting Securities of the surviving corporation immediately after the merger, or (2) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Corporation; or

(iv)Approval by the stockholders of Corporation of any plan or proposal for the liquidation or dissolution of Corporation.

(c)"Change in Control Date" means the first date following the Grant Date on which a Change in Control has occurred.

(d)"Employer" means Corporation or a Subsidiary of Corporation.

(e)"Grant Date" means the date the RSUs are granted, which is reflected as the date of this Agreement.

(f)"Voting Securities" means issued and outstanding securities ordinarily having the right to vote in elections for director.

Capitalized terms not otherwise defined in this Agreement have the meanings given them in the Plan.

2.Terms of RSUs

The RSUs are subject to all the provisions of the Plan and to the following terms and conditions:

2.1Restriction Periods.  The RSUs are subject to the Restriction Periods shown on the first page of this Agreement.

2.2Vesting.  Subject to the accelerated Vesting provisions of Section 2.4, the designated percentages of RSUs will Vest in accordance with the schedule shown on the first page of this Agreement.

2.3Employment Requirement.  Except as otherwise provided in this Agreement, in the event that Participant ceases to be an employee of Corporation or a Subsidiary during the Restriction Period for any reason, all unvested RSUs will be forfeited immediately.  For purposes of this Agreement, "employment" includes periods of illness or other leaves of absence authorized by the Employer.

2.4Acceleration of Vesting.  Notwithstanding Section 2.3 or the schedule referred to in Section 2.2, the RSUs will become fully Vested upon the occurrence of either:

(a)Participant's death or termination of employment by reason of Disability; or

(b)A Change in Control Date.

2.5Settlement.

(a)Generally.  Unless previously forfeited pursuant to Section 2.3 or otherwise provided by this Agreement, each designated percentage of RSUs will be settled on the last day of the applicable Restriction Period or, if not a business day, on the first business day thereafter (the "Settlement Date"), by the delivery to Participant of an unrestricted certificate for a number of Shares of Common Stock equal to the number of RSUs that became Vested on that Settlement Date. Shares issued upon settlement of RSUs may be subject to additional transfer restrictions as provided in this Agreement.

(b)On Change in Control Date.   RSUs that Vest on a Change in Control Date will be settled in cash in lieu of Shares, with the settlement value of each RSU calculated as the Fair Market Value of a Share on the Change in Control Date.

2.6Other Documents.  Participant will be required to furnish to Corporation before settlement such other documents or representations as Corporation may require to assure compliance with applicable laws and regulations.

2.7RSUs Not Transferable.  Neither the RSUs, nor this Agreement, nor any interest or right in the RSUs or this Agreement, may be sold, pledged, assigned, or transferred in any manner other than by will or the laws of descent and distribution, unless and until the RSUs have been settled as provided in this Agreement.  Neither the RSUs nor any interest or right in the RSUs will be liable for the debts, obligations, contracts or engagements of Participant or his or her successors in interest or will be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition will be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.  Shares issued upon settlement of RSUs may be subject to additional transfer restrictions as provided in this Agreement.

2.8Rights as Stockholder.  Prior to the issuance of a certificate for Shares of Common Stock in settlement of the RSUs, Participant will have no rights as a stockholder of Corporation with respect to this Agreement or the RSUs.

3.Tax Withholding and Reimbursement

Participant is responsible for the payment of all federal, state and local withholding taxes and Participant's portion of any applicable payroll taxes imposed in connection with the settlement of the RSUs and the issuance of Shares (collectively, the "Applicable Taxes").  To satisfy this obligation, Corporation will withhold a number of unrestricted Shares (thus reducing the number of unrestricted Shares to be issued to Participant) having a Fair Market Value (as of the Settlement Date) equal to the total amount of Applicable Taxes on the compensation income realized upon settlement of the Award; provided, that the Fair Market Value of Shares so withheld will in no event exceed the amount calculated based on the maximum individual tax rates in the jurisdictions applicable to Participant.

4.Conditions Precedent

Corporation will not be required to issue any Shares upon Vesting of the RSUs, or any portion thereof, until Corporation has taken any action required to comply with all applicable laws, rules and regulations. Such action may include, without limitation, (a) registering or qualifying such Shares under any state or federal law or under the rules of any securities exchange or association, (b) satisfying any law or rule relating to the transfer of unregistered securities or demonstrating the availability of an exemption from any such law, (c) placing a restrictive legend or stop-transfer instructions on the Shares issued upon settlement of the Award, or (d) obtaining the consent or approval of any governmental or regulatory body.

5.Successorship

Subject to restrictions on transferability set forth in the Plan, this Agreement will be binding upon and benefit the parties, their successors and assigns.

6.Notices

Any notices under this Agreement must be in writing and will be effective when actually delivered personally or, if mailed, when deposited as registered or certified mail directed to the address of Corporation's records or to such other address as a party may certify by notice to the other party.

7.Arbitration

Any dispute or claim that arises out of or that relates to this Agreement or to the interpretation, breach, or enforcement of this Agreement, must be resolved by mandatory arbitration administered by and in accordance with the then effective arbitration rules of Arbitration Service of Portland, Inc. The place of arbitration will be Multnomah County, Oregon.  The award rendered by the arbitrator will be final and binding, and judgment may be entered on the award in any court having jurisdiction.

8.Attorney Fees

In the event of any suit or action or arbitration proceeding to enforce or interpret any provision of this Agreement (or which is based on this Agreement), the prevailing party will be entitled to recover, in addition to other costs, reasonable attorney fees in connection with such suit, action, or arbitration, and in any appeal.  The determination of who is the prevailing party and the amount of reasonable attorney fees to be paid to the prevailing party will be decided by the arbitrator or arbitrators (with respect to attorney fees incurred prior to and during the arbitration proceedings) and by the court or courts, including any appellate courts, in which the matter is tried, heard, or decided, including the court which hears any exceptions made to an arbitration award submitted to it for confirmation as a judgment (with respect to attorney fees incurred in such confirmation proceedings).

9.Clawback/Recovery

Compensation paid to the Participant under this Award is subject to recoupment in accordance with any clawback policy of Corporation in effect from time to time, including any such policy adopted after the date of this Agreement, as well as any similar requirement of applicable law, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes-Oxley Act of 2002, and rules adopted by a governmental agency or applicable securities exchange under any such law.  Participant agrees to promptly repay or return any such compensation as directed by Corporation under any such clawback policy or requirement, including the value received from a disposition of Shares acquired pursuant to this Award.

10.Code Section 409A

This Agreement and the Award are intended to be exempt from the requirements of Code Section 409A by reason of all payments being "short-term deferrals" within the meaning of Treas. Reg. § 1.409A-1(b)(4).  All provisions of this Agreement shall be interpreted in a manner consistent with preserving this exemption.  In no event will Corporation be liable for any tax, interest, or penalties that may be imposed on Participant by Code Section 409A or any damages for failing to comply with Code Section 409A.